                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Arcadia Financial Ltd.

         We have audited the accompanying consolidated balance sheets of Arcadia Financial Ltd. as of December 31, 1998 and 1997 (as restated) and the related consolidated statements of operations and comprehensive income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998 (as restated with respect to 1997 and 1996). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Arcadia Financial Ltd. at December 31, 1998 and 1997 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

         As discussed in Note 2 to the consolidated financial statements, in 1998 the Company retroactively changed its method of accounting for gain on sale of loans and the related finance income receivable.

                                           /s/ ERNST & YOUNG LLP

Minneapolis, Minnesota
January 25, 1999

                             ARCADIA FINANCIAL LTD.
                           CONSOLIDATED BALANCE SHEETS

                                                                                                   AT DECEMBER 31,
                                                                                               -----------------------
  (Dollars in thousands, except share and per share amounts)                                                (RESTATED)
                                                                                                  1998         1997
                                                                                               ----------   ----------

                                  ASSETS
  Cash and cash equivalents.................................................................    $  10,827    $  17,274
  Due from securitization trust.............................................................       62,081      107,207
  Auto loans held for sale..................................................................       17,899       49,133
  Finance income receivable.................................................................      587,946      602,454
  Furniture, fixtures and equipment.........................................................       17,511       17,371
  Other assets..............................................................................       31,419       32,483
                                                                                               ----------   ----------
           Total assets.....................................................................    $ 727,683    $ 825,922
                                                                                               ----------   ----------
                                                                                               ----------   ----------


                   LIABILITIES AND SHAREHOLDERS' EQUITY
 Amounts due under warehouse facilities.....................................................    $       -    $  30,880
 Senior notes...............................................................................      366,657      365,640
 Subordinated notes.........................................................................       51,898       50,772
 Capital lease obligations..................................................................        3,384        5,368
 Deferred income taxes......................................................................            -       11,506
 Accounts payable and accrued liabilities...................................................       36,935       26,302
                                                                                               ----------   ----------

           Total liabilities................................................................      458,874      490,468

 Commitments and contingencies (Note 9)

 Shareholders' equity:

 Capital stock, $.01 par value, 100,000,000 shares authorized:
   Common stock, 39,156,888 and 38,813,735 shares respectively, issued and outstanding......          392          388
 Additional paid-in capital.................................................................      324,565      322,819
 Accumulated other comprehensive income.....................................................       18,550        3,704
 Retained earnings (deficit)................................................................      (74,698)       8,543
                                                                                               -----------  ----------

           Total shareholders' equity.......................................................      268,809      335,454
                                                                                               ----------   ----------
           Total liabilities and shareholders' equity.......................................    $ 727,683    $ 825,922
                                                                                               ----------   ----------
                                                                                               ----------   ----------







                 See notes to consolidated financial statements.

                             ARCADIA FINANCIAL LTD.
         CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

                                                                                       YEAR ENDED DECEMBER 31,
                                                                        ------------------------------------------------------
(Dollars in thousands, except per share amounts)                                              (RESTATED)         (RESTATED)
                                                                              1998               1997               1996
                                                                        ----------------  -----------------  -----------------
REVENUES:
Net interest margin..................................................   $      81,867      $      80,369     $      59,628
Gain (loss) on sale of loans.........................................         (18,499)           (14,895)           95,420
Servicing fee income.................................................          83,015             68,096            43,639
                                                                        ----------------   ----------------  -----------------
     Total revenues..................................................         146,383            133,570           198,687

EXPENSES:
Salaries and benefits................................................          64,949             61,756            40,751
General and administrative and other operating expenses..............         122,238            100,261            51,547
                                                                        ----------------   ----------------  -----------------
     Total operating expenses........................................         187,187            162,017            92,298

Long-term debt and other interest expense............................          51,672             41,216            25,193
                                                                        ----------------   ----------------  -----------------
     Total expenses..................................................         238,859            203,233           117,491
                                                                        ----------------   ----------------  -----------------

Operating income (loss) before income taxes and extraordinary items..         (92,476)           (69,663)           81,196
Income tax  provision (benefit)......................................          (9,235)           (26,473)           30,209
                                                                        ----------------   ----------------  -----------------

Income (loss) before extraordinary items.............................         (83,241)           (43,190)           50,987
Extraordinary items, net of tax......................................              --            (15,828)               --
                                                                        ----------------   ----------------  -----------------

NET INCOME (LOSS)....................................................         (83,241)           (59,018)           50,987
Other comprehensive income:
    Net unrealized gain on finance income receivable ............              14,846              5,975                --
    Income tax provision related to other comprehensive income...                  --             (2,271)               --
                                                                        ----------------   ----------------  -----------------
                                                                               14,846              3,704                --
                                                                        ----------------   ----------------  -----------------
COMPREHENSIVE INCOME (LOSS)..........................................   $     (68,395)     $     (55,314)    $      50,987
                                                                        ----------------   ----------------  -----------------
                                                                        ----------------   ----------------  -----------------

BASIC EARNINGS PER SHARE:
Income (loss) per share before extraordinary items...................   $       (2.13)     $       (1.12)    $        1.61
Extraordinary items per share........................................              --              (0.41)               --
                                                                        ----------------   ----------------  -----------------
     Net income (loss) per share.....................................   $       (2.13)     $       (1.53)    $        1.61
                                                                        ----------------   ----------------  -----------------
                                                                        ----------------   ----------------  -----------------

DILUTED EARNINGS PER SHARE:
Income (loss) per share before extraordinary items                      $       (2.13)     $       (1.12)    $        1.40
Extraordinary items per share........................................              --              (0.41)               --
                                                                        ----------------   ----------------  -----------------
     Net income (loss) per share.....................................   $       (2.13)     $       (1.53)    $        1.40
                                                                        ----------------   ----------------  -----------------
                                                                        ----------------   ----------------  -----------------

Weighted average shares outstanding:
  Basic..............................................................      39,071,412         38,700,346        30,897,426
  Diluted............................................................      39,071,412         38,700,346        36,449,995

                 See notes to consolidated financial statements.

                             ARCADIA FINANCIAL LTD.
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

  (Dollars in thousands, except share amounts)
                                                            NUMBER OF    NUMBER OF                               ADDITIONAL
                                                            PREFERRED     COMMON     PREFERRED     COMMON         PAID IN
                                                             SHARES       SHARES     PAR VALUE    PAR VALUE       CAPITAL
                                                         ------------- ------------ ---------- --------------- -------------
  BALANCE AT DECEMBER 31, 1995,
    AS PREVIOUSLY REPORTED.......................           1,071,036   22,495,360   $    11    $      224      $   157,200
  Prior period adjustment (see Note 2)...........                               --        --            --               --
                                                         ------------- ------------ ---------- --------------- -------------
  BALANCE AT DECEMBER 31, 1995,
    AS RESTATED..................................           1,071,036   22,495,360        11           224          157,200
  Issuance of Common Stock:
    Public offering..............................                  --    8,050,000        --            81          145,925
    Benefit plans................................                  --      373,762        --             4            1,161
  Amortization of deferred compensation..........                  --           --        --            --            1,038
  Exercise of options and warrants...............                  --    1,101,269        --            11            4,902
  Preferred Stock redemption and conversion to
    Common Stock.................................          (1,071,036)   4,992,214       (11)           50              (45)
  Payment of dividends on Preferred Stock........                  --           --        --            --               --
  Net income, as restated........................                  --           --        --            --               --
                                                         ------------- ------------ ---------- --------------- -------------

  BALANCE AT DECEMBER 31, 1996, AS RESTATED......                  --   37,012,605        --           370          310,181
  Issuance of warrants...........................                  --           --        --            --            8,590
  Issuance of Common Stock:
    Benefit plans................................                  --      292,485        --             3              565
  Amortization of deferred compensation..........                  --           --        --            --              991
  Exercise of options and warrants...............                  --    1,508,645        --            15            2,492
  Unrealized gain on finance income receivable...                  --           --        --            --               --
  Net loss, as restated..........................                  --           --        --            --               --
                                                         ------------- ------------ ---------- --------------- -------------

  BALANCE AT DECEMBER 31, 1997, AS RESTATED......                  --   38,813,735        --           388          322,819
  Issuance of Common Stock:
    Benefit plans................................                  --      193,830        --             2              495
  Amortization of deferred compensation..........                  --           --        --            --              712
  Exercise of options and warrants...............                  --      149,323        --             2              539
  Unrealized gain on finance income receivable...                  --           --        --            --               --
  Net loss.......................................                  --           --        --            --               --
                                                         ------------- ------------ ---------- --------------- -------------

  BALANCE AT DECEMBER 31, 1998...................                  --   39,156,888   $    --    $      392      $   324,565
                                                         ------------- ------------ ---------- --------------- -------------
                                                         ------------- ------------ ---------- --------------- -------------


                                                          ACCUMULATED
                                                             OTHER
                                                         COMPREHENSIVE    RETAINED
                                                             INCOME       EARNINGS       TOTAL
                                                         ------------- ------------- ------------
  BALANCE AT DECEMBER 31, 1995,
    AS PREVIOUSLY REPORTED.......................         $        --   $    23,378   $  180,813
  Prior period adjustment (see Note 2)...........                  --        (5,652)      (5,652)
                                                         ------------- ------------- ------------
  BALANCE AT DECEMBER 31, 1995,
    AS RESTATED..................................                  --        17,726      175,161
  Issuance of Common Stock:
    Public offering..............................                  --            --      146,006
    Benefit plans................................                  --            --        1,165
  Amortization of deferred compensation..........                  --            --        1,038
  Exercise of options and warrants...............                  --            --        4,913
  Preferred Stock redemption and conversion to
    Common Stock.................................                  --            --           (6)
  Payment of dividends on Preferred Stock........                  --        (1,152)      (1,152)
  Net income, as restated........................                  --        50,987       50,987
                                                         ------------- ------------- ------------

  BALANCE AT DECEMBER 31, 1996, AS RESTATED......                  --        67,561      378,112
  Issuance of warrants...........................                  --            --        8,590
  Issuance of Common Stock:
    Benefit plans................................                  --            --          568
  Amortization of deferred compensation..........                  --            --          991
  Exercise of options and warrants...............                  --            --        2,507
  Unrealized gain on finance income receivable...               3,704            --        3,704
  Net loss, as restated..........................                  --       (59,018)     (59,018)
                                                         ------------- ------------- ------------

  BALANCE AT DECEMBER 31, 1997, AS RESTATED......               3,704         8,543      335,454
  Issuance of Common Stock:
    Benefit plans................................                  --            --          497
  Amortization of deferred compensation..........                  --            --          712
  Exercise of options and warrants...............                  --            --          541
  Unrealized gain on finance income receivable...              14,846            --       14,846
  Net loss.......................................                  --       (83,241)     (83,241)
                                                         ------------- ------------- ------------

  BALANCE AT DECEMBER 31, 1998...................         $    18,550   $   (74,698)  $  268,809
                                                         ------------- ------------- ------------
                                                         ------------- ------------- ------------





                 See notes to consolidated financial statements.

                             ARCADIA FINANCIAL LTD.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                     YEAR ENDED DECEMBER 31,
                                                                        ---------------------------------------------------
(Dollars in thousands)                                                                      (RESTATED)       (RESTATED)
                                                                             1998              1997             1996
                                                                        ----------------  ---------------  ----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)....................................................    $   (83,241)      $   (59,018)     $    50,987
Adjustments to reconcile net income (loss) to net cash used in operating activities:
  Depreciation and amortization......................................          8,274             7,003            4,286
  Loss on sale of furniture, fixtures and equipment..................             --                17              119
  (Increase) decrease in assets:
  Automobile loans held for sale:
     Purchases of automobile loans...................................     (2,220,507)       (2,913,097)      (2,750,553)
     Sales of automobile loans.......................................      2,198,326         2,864,120        2,787,412
     Repayments of automobile loans..................................         53,415            36,129           45,412
  Finance income receivable..........................................         29,354          (116,817)        (241,504)
  Due from securitization trusts.....................................         45,126            69,869         (177,076)
  Prepaid expenses and other assets..................................            426             2,420           (5,787)
  Increase (decrease) in liabilities:
     Deferred income taxes...........................................        (11,506)          (33,902)          30,209
     Accounts payable and accrued liabilities........................         10,633            13,111            3,368
                                                                        ----------------  ---------------  ----------------

            Total cash used in operating activities..................         30,300          (130,165)        (253,127)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of furniture, fixtures and equipment.............          1,131                98               26
Purchase of furniture, fixtures and equipment........................         (7,580)           (8,873)          (5,108)
Purchase of subordinated certificates................................             --                --           (2,596)
Collections on subordinated certificates.............................            991             1,465            1,078
                                                                        ----------------  ---------------  ----------------

            Total cash used in investing activities..................         (5,458)           (7,310)          (6,600)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of Common Stock...........................          1,038             3,075          152,079
Payment of dividends on Preferred Stock..............................             --                --           (1,152)
Proceeds from borrowings under warehouse facilities..................      2,429,517         3,157,863        2,159,523
Repayment of borrowings under warehouse facilities...................     (2,460,397)       (3,238,123)      (2,074,913)
Unsecured subordinated notes, net....................................          1,126            (2,917)          40,684
Proceeds from issuance of long-term debt.............................             --           373,500               --
Repayments of long-term debt.........................................             --          (145,000)              --
Deferred debt issuance cost, net.....................................             --            (7,080)             (13)
Reduction of capital lease obligations...............................         (2,573)           (2,626)          (1,764)
                                                                        ----------------  ---------------  ----------------

            Total cash provided by financing activities..............        (31,289)          138,692          274,444
                                                                        ----------------  ---------------  ----------------

Net increase (decrease) in cash and cash equivalents.................         (6,447)            1,217           14,717
Cash and cash equivalents at beginning of period.....................         17,274            16,057            1,340
                                                                        ----------------  ---------------  ----------------


Cash and cash equivalents at end of period...........................    $    10,827       $    17,274      $    16,057
                                                                        ----------------  ---------------  ----------------
                                                                        ----------------  ---------------  ----------------

Supplemental disclosures of cash flow information:
  Non cash activities:
     Additions to capital leases.....................................    $       589       $       265      $     5,569
  Cash paid for:
     Interest........................................................         58,225            41,248           33,448
     Taxes...........................................................             --                --               --



                 See notes to consolidated financial statements.

                             ARCADIA FINANCIAL LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Arcadia Financial Ltd. (the "Company") operates in a single industry, purchases, securitizes and services consumer automobile retail installment loans originated primarily by car dealers affiliated with major foreign and domestic manufacturers. The Company does not purchase more than 1.0% of its loans from any one dealer. Since its founding in March 1990, the Company has established 18 regional buying centers in Arizona, Northern and Southern California, Colorado, Florida, Georgia, Maryland, Massachusetts, Minnesota, Missouri, New York, North Carolina, Ohio, Tennessee, North, South and West Texas, and Washington. The Company's dealer network includes dealers in 45 states. At December 31, 1998, the Company's only significant geographic concentration in its servicing portfolio was to borrowers in the state of Texas which consisted of approximately 19% of the total servicing portfolio. Management does not believe that the Company has any current material exposures to geographic or dealer concentrations.

         BASIS OF PRESENTATION. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles.

         Certain reclassifications have been made to the December 31, 1997 and 1996 balances to conform to current period presentation.

         USE OF ESTIMATES. In conformity with generally accepted accounting principles, management utilizes assumptions and estimates that affect the reported value of finance income receivable and the gain on sale of automobile receivables. Such assumptions include, but are not limited to, estimates of loan prepayments, defaults, recovery rates and present value discount. The Company uses a combination of its own historical experience, industry statistics and expectation of future performance to determine such estimates. The Company's estimation process is evaluated on a regular basis and modified when deemed necessary. Modifications to the estimation process may result in changes in estimates utilized to determine the carrying value of finance income receivable. Actual results may differ from the Company's estimates due to numerous factors both within and beyond the control of Company management. Changes in these factors could require the Company to revise its assumptions concerning the amount of voluntary prepayments, the frequency and/or severity of defaults and the recovery rates associated with the disposition of repossessed vehicles. The range of assumptions, as well as actual performance, are reflective of the risk characteristics of the loans within specific securitization pools.

         CASH AND CASH EQUIVALENTS. The Company considers all significant investments with an original maturity of three months or less to be cash equivalents.

         DUE FROM SECURITIZATION TRUST. Under Arcadia's securitization structures, the Company delivers loans to a securitization trust and subsequently receives cash from the trust for such loans concurrent with the legal closing of the transaction typically six to ten days after delivery. All terms of the transfer of assets to the trust are fixed and determinable at the time of delivery.

         AUTOMOBILE LOANS HELD FOR SALE. Loans are carried at the lower of their principal amount outstanding (amortized cost), including related unearned dealer participations, or fair value. Fair value is estimated based on the characteristics of the loans held for sale and the terms of recent sales of similar loans completed by the Company. Interest on these loans is accrued and credited to interest income based upon the daily principal amount outstanding.

         In accordance with Emerging Issues Task Force ("EITF") Issue 92-10, LOAN ACQUISITIONS INVOLVING TABLE FUNDING ARRANGEMENTS, the EITF set forth specific criteria providing the distinction between purchasers and originators of loans. For financial reporting purposes, the Company is in substance an originator of automobile loans. Therefore, participations paid to dealers are deferred and amortized over the life of the underlying loan in accordance with Statement of Financial Accounting Standards ("SFAS") No. 91, "Accounting for Nonrefundable Fees and Costs

Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." Any unamortized deferred costs remaining at the time the loan is sold are considered a portion of the basis of loans held for sale and charged to expense as a component of any subsequent gain or loss on sale.

         Dealer participations are calculated by amortizing the customer loan at the interest rate charged by the automobile dealer to the automobile purchaser and at the rate offered by the Company to the dealer and recognizing the difference between these two aggregate interest amounts as the dealer participation. This amount is typically paid to the dealer at or near the original purchase date of the loan. Dealer participations are expensed when the related loan is securitized and subsequently is recovered over time as a portion of excess cash flows released from securitization trusts. In the event of a default or prepayment within a time period specified in the dealer agreement, a portion of the dealer participation is generally recoverable from the dealer.

         FINANCE INCOME RECEIVABLE. The Company adopted Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinquishments of Liabilities" ("SFAS 125") on January 1, 1997. SFAS 125 establishes accounting and reporting standards for transfers and servicing of financial assets and extinquishments of liabilities based on the application of a financial components approach which focuses on control of the assets and liabilities that exist after the transfer. SFAS 125 prescribes the methodology for recognition of gain or loss upon the transfer of assets as well as the valuation of finance income receivable. SFAS 125 was effective for transactions occurring after December 31, 1996, and has been be applied prospectively.

         Finance income receivable represents the fair value of the Company's retained interest in the estimated future cash flows of loans sold and is determined by allocating the carrying amount of loans sold between the fair values of such loans and the fair value of the estimated future cash flows to be received by the Company. Estimated future cash flows represent the difference between the weighted average APR of the loans sold and the interest rate on the asset-backed securities issued to investors less dealer participations, contractual servicing fees, costs of securitization, estimated prepayments and an allowance for loan losses. Accrued interest on loans through the date of securitization, which will be returned to the Company through the securitization trust, is also included in finance income receivable. The Company's discount rate utilized in its fair value computation is based on current market conditions and prepayment assumptions are based on historical experience.

         The Company's servicing fee approximates adequate compensation as defined by SFAS 125 and therefore, the Company has not recorded a servicing asset or liability at December 31, 1998.

         Because the cash flows representing finance income receivable can be contractually prepaid or otherwise settled in such a way that the holder would not recover substantially all of its recorded investment, this asset is accounted for in a manner similar to an available for sale security as prescribed by Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and is carried at fair value. Any unrealized gain or loss is reported, net of applicable income taxes, as accumulated other comprehensive income in shareholder equity until realized. The fair value of finance income receivable is estimated by calculating the present value of excess cash flows based on when they are expected to be released to the Company using a discount rate commensurate with the risks. Such fair value calculations include estimates of cumulative credit losses and prepayment rates for the remaining term of the loans sold since these factors impact the amount and timing of future excess cash flows. Finance income receivable is reviewed periodically for other than temporary impairment with such impairment, if any, charged to current period earnings through gain on sale. As a result of a change in the Company's accounting policy with respect to valuation of repossessed vehicles, the Company recorded a charge of $98.0 million to gain on sale in March 1997. In June 1998, as a result of changes in estimated future cash flows arising from higher default experience, lower prepayments and the elimination of its retail disposition strategy, the Company recorded a charge to gain on sale of loans of $114.5 million. There were no material adjustments to finance income receivable during 1996.

         A financial guaranty insurance company (the "Insurer") has provided a financial guaranty insurance policy for the benefit of the investors in each securitization. In connection with the issuance of the policies, the Company is required to establish a separate cash account with a trustee for the benefit of the Insurer for each securitization. Monthly cash collections from the pools of receivables in excess of required principal and interest payments on the asset-backed securities and servicing fees and other expenses are added to the restricted cash accounts. When the credit enhancement levels reach specified percentages of the pools of receivables, excess cash flows are distributed to the Company through a wholly-owned subsidiary Arcadia Receivables Finance Corp. ("ARFC"). In the event that monthly cash collections from any pool of receivables are insufficient to make required principal and interest payments to the investors and pay servicing fees and other expenses, any shortfall would be drawn from the restricted cash accounts. There is no recourse to the Company beyond the balance in the restricted spread accounts or the trusts' future cash flows.

         FURNITURE, FIXTURES AND EQUIPMENT. Furniture, fixtures and equipment are stated at cost less accumulated depreciation and amortization. Owned properties are depreciated on a straight-line basis over their useful lives. Capital lease assets are amortized on a straight-line basis over the lesser of their estimated useful lives or their lease terms.

         INTEREST ADVANCES TO SECURITIZATION TRUSTS. As servicer of loans sold in securitizations, the Company periodically makes interest advances to the securitization trusts to provide for temporary delays in the receipt of required interest payments by borrowers. In accordance with the Company's servicing agreements, the Company makes advances only in the event it expects to recover them through the ultimate payments from the obligors on the loans.

         DEFERRED DEBT ISSUANCE COSTS. The Company capitalizes costs incurred related to the issuance of long-term debt. These costs are deferred and amortized on a straight-line basis over the contractual maturity of the related debt and recognized as a component of interest expense.

         SERVICING FEE RECEIVABLE. The Company earns a contractual servicing fee for servicing loans sold to investors through securitization. These fees are paid to the Company by the securitization trust on a monthly basis.

         INCOME TAXES. The Company uses the liability method of accounting for income taxes. Under the liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. This method also requires the recognition of future tax benefits such as net operating loss carryforwards, to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date.

         NET INTEREST MARGIN. The Company's net interest margin represents the sum of (i) net interest on loans held for sale based on the net interest rate spread, (ii) investment earnings on short-term investments and other cash accounts and (iii) the recognition of the interest component of previously discounted cash flows, calculated at the present value discount rate used in determining the gain on sale.

         DERIVATIVE FINANCIAL INSTRUMENTS. The Company periodically enters into hedging transactions to manage its gross interest rate spread on securitization transactions. The Company sells forward U.S. Treasury rate locks that most closely parallel the average life of the loans expected to be sold. Gains or losses on these arrangements are deferred and recognized as a component of gain on sale at the time the loans are transferred to the securitization trust.

         COMPREHENSIVE INCOME. The Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), effective January 1, 1998. SFAS 130 establishes standards for reporting comprehensive income and its components in a full set of financial statements. The new standard requires that all items that are required to be recognized under accounting standards as components of comprehensive income, including an amount representing total comprehensive income, be reported in a financial statement that is displayed with the same prominence as other financial statements. Pursuant to SFAS 130, the Company has reported comprehensive income in the accompanying consolidated financial statements. Prior year financial statements have been reclassified to conform to the requirements of SFAS 130.

RECENT ACCOUNTING DEVELOPMENTS

         SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes standards for the way companies report information about operating segments in annual financial statements and requires that enterprises report selected information about operating segments in interim financial reports. The new pronouncement, also establishes standards for related disclosures about products and services, geographic areas and major customers. The statement is effective for financial statements for periods beginning after December 15, 1997. The Company's auto finance business is currently the only segment reportable under SFAS 131.

         DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The new standard requires that all derivatives be recognized as either assets or liabilities in the consolidated balance sheets and that those instruments be measured at fair value. If certain conditions are met, a derivative may be specifically designated as a hedging instrument. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. The statement is effective for financial statements for fiscal years beginning after June 15, 1999. While the new standard will apply to the Company's derivative financial instruments, the Company does not believe that adoption of SFAS 133 will have a material effect on the Company's consolidated financial position or results of operations.


2. ACCOUNTING CHANGE

         Pursuant to the FASB's Special Report, "A Guide to Implementation of Statement 125 on Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, Second Edition," dated December 1998, and public comments from the Securities and Exchange Commission released on December 8, 1998, during the fourth quarter of 1998 the Company changed its accounting policy with respect to the valuation and accounting for its finance income receivable to the "cash-out" method. As previously discussed in Note 1, finance income receivable represents the Company's retained interest in estimated future cash flows from securitization transactions. Under the "cash-in" method previously used by the Company, (i) the assumed discount period for measuring the present value of future cash flows ended when these cash flows were deposited into the securitization trust accounts and (ii) any initial deposits to spread accounts were recorded at face value. Under the "cash-out" method, the assumed discount period for measuring the present value of future cash flows from the trusts ends when cash, including return of the initial deposits, is distributed to the Company on an unrestricted basis. Prior period financial statements have been restated to reflect this change on a retroactive basis. The effects of the restatement on the consolidated balance sheet at December 31, 1997 and the consolidated statements of operations and shareholders' equity for the years ended December 31, 1997 and 1996 are as follows:

(In millions, except per share data)                   1997                             1996
                                          -----------------------------     -----------------------------
                                            ORIGINALLY         AS              ORIGINALLY        AS
                                             REPORTED       RESTATED            REPORTED      RESTATED
                                          -------------- --------------     -------------- --------------
Balance Sheet:
    Finance income receivable              $    622,282        602,454
    Deferred income taxes                        18,846         11,506
    Shareholders' equity                        347,942        335,454


Statement of Operations:
    Revenues                               $    135,413        133,570       $    213,495        198,687
    Income tax expense (benefit)                (25,841)       (26,473)            35,688         30,209
    Net Income (loss)                           (57,807)       (59,018)            60,316         50,987

    Basic earnings per share               $      (1.49)         (1.53)      $       1.91           1.61
    Diluted Earnings per share                    (1.49)         (1.53)              1.65           1.40

Additionally, the Statement of Shareholders' Equity reflects a decrease in consolidated retained earnings of $5.7 million as of December 31, 1995. Restated Unaudited Selected Quarterly Data for the year ended December 31, 1997 and the nine months ended September 30, 1998 are presented in Note 16.

3. AUTOMOBILE LOANS HELD FOR SALE

         The weighted average interest rate on automobile loans held for sale was 14.65% and 15.68% at December 31, 1998 and 1997, respectively. Accrued interest receivable on automobile loans held for sale aggregated $0.4 million and $0.7 million as of December 31, 1998 and 1997, respectively.


4. FINANCE INCOME RECEIVABLE

         The following table sets forth the components of finance income receivable as of December 31:

 (Dollars in thousands)                                                                                          (RESTATED)
                                                                                                    1998            1997
                                                                                              ---------------  --------------
 Estimated cash flows on loans sold, net of estimated prepayments (1).......................   $  1,195,466     $ 1,009,800
 Deferred servicing income..................................................................       (101,996)        (88,282)
 Reserve for loan losses....................................................................       (415,401)       (235,599)
                                                                                              ---------------  --------------


 Undiscounted cash flows on loans sold, net of estimated prepayments........................        678,069         685,919
 Discount to present value..................................................................        (90,123)        (83,465)
                                                                                              ---------------  --------------
                                                                                               $    587,946     $   602,454
                                                                                              ---------------  --------------
                                                                                              ---------------  --------------

 Reserve for loan losses as a percentage of servicing portfolio.............................           8.15%           4.75%


(1) Includes restricted cash deposits in securitization spread accounts of $227.7 million and $250.3 million at December 31, 1998 and 1997, respectively.

         The following represents the roll-forward of the finance income receivable balance for the two years ended December 31, 1998:

(Dollars in thousands)
 BALANCE AT DECEMBER 31, 1996, AS RESTATED...............................................................    $ 481,934
  Present value of estimated future cash flows from current period securitizations.......................      252,293
  Interest earned on spread accounts.....................................................................       10,295
  Recognition of present value effect of discounted cash flows, as restated..............................       38,907
  Unrealized gain on retained assets.....................................................................        5,975
  Less:
   Excess cash flows released to the Company.............................................................      (88,950)
   Change in estimate of future recovery rates...........................................................      (98,000)
                                                                                                            -------------

 BALANCE AT DECEMBER 31, 1997, AS RESTATED...............................................................      602,454
  Present value of estimated future cash flows from current period securitizations.......................      227,198
  Interest earned on spread accounts.....................................................................       14,035
  Recognition of present value effect of discounted cash flows...........................................       49,672
  Unrealized gain on retained assets.....................................................................       14,846
  Less:
   Spread account recourse reduction amount (1)..........................................................      (60,000)
   Excess cash flows released to the Company (2).........................................................     (145,759)
   Change in estimates of charge-offs, recovery rates and prepayments....................................     (114,500)
                                                                                                            -------------

 BALANCE AT DECEMBER 31, 1998............................................................................    $ 587,946
                                                                                                            -------------
                                                                                                            -------------



-------------
  (1) During 1998, the Company and its provider of asset-backed securities insurance entered into two separate arrangements whereby the Company was allowed to receive an aggregate $60 million of cash from certain spread accounts sooner than it would have absent such arrangement. The arrangements, entered into in May and October, respectively, may be extended on an annual basis upon mutual arrangement by and between the Company and its provider of asset-backed securities insurance. The Company pays a monthly fee to its provider of asset-backed securities insurance to maintain the arrangement. The $60 million will be replenished in the relevant spread accounts by means of a $3 million reduction in the level of monthly cash releases from the spread accounts beginning in May 1999, unless the terms of the arrangements are extended.

  (2) Includes $0.6 million that has been restricted pursuant to an arrangement between the Company and its provider of asset-backed securities insurance. Such arrangement provides that, if any insured securitization trust exceeds the specified portfolio performance test as defined within the trust agreement, the Company may, in lieu of retaining excess cash from that securitization trust in the related spread accounts, pledge an equivalent amount of cash, which has the effect of preventing the violation of the portfolio performance test. Such pledged amounts are included in cash and cash equivalents. Restrictions on the pledged amounts may be lifted if the portfolio performance tests are met and maintained for the related securitization trusts as defined in the arrangement, the violations are waived, or the loans within the securitization trust are repurchased by the Company.

5. FURNITURE, FIXTURES AND EQUIPMENT

         Furniture, fixtures and equipment, as of December 31, consists of the following:

 (Dollars in thousands)                                                                            1998            1997
                                                                                              --------------  -------------
 OWNED
 Furniture, fixtures and leasehold improvements............................................    $  10,351       $   9,524
 Automobiles...............................................................................          194             368
 Computer equipment........................................................................        3,894           1,853
 Software..................................................................................        9,278           4,528
                                                                                              --------------  -------------
      Total................................................................................       23,717          16,273
 CAPITALIZED LEASES
 Furniture and fixtures....................................................................        4,376           4,851
 Computer equipment........................................................................        4,918           5,296
 Software..................................................................................          386             330
                                                                                              --------------  -------------
      Total................................................................................        9,680          10,477
                                                                                              --------------  -------------
 Total furniture, fixtures and equipment...................................................       33,397          26,750
 Less:
   Accumulated depreciation and amortization...............................................      (15,886)         (9,379)
                                                                                              --------------  -------------
 Furniture, fixtures and equipment, net....................................................    $  17,511       $  17,371
                                                                                              --------------  -------------
                                                                                              --------------  -------------

Depreciation expense including amortization of assets under capital lease obligations for the years ended December 31, 1998, 1997 and 1996 was $6.9 million, $5.3 million and $3.2 million, respectively.


 6. OTHER ASSETS

 Other assets, as of December 31, consists of the following:

 (Dollars in thousands)                                                                             1998          1997
                                                                                               ------------- -------------
 Interest advances to securitization trusts..................................................   $  5,967      $  6,072
 Deferred debt issuance costs................................................................     10,110        11,518
 Investment in subordinated certificates.....................................................      1,873         2,864
 Servicing fee receivable....................................................................      4,841         4,389
 Prepaid expenses............................................................................      1,717         1,078
 Repossessed assets..........................................................................        148         1,181
 Other assets................................................................................      6,763         5,381
                                                                                               ------------- -------------
                                                                                                $ 31,419      $ 32,483
                                                                                               ------------- -------------
                                                                                               ------------- -------------


7. AMOUNTS DUE UNDER WAREHOUSE FACILITIES

         At December 31, 1998, the Company had three warehouse facilities with an aggregate capacity of $700.0 million in place with various financial institutions and institutional lenders of which $700.0 million was available. Borrowings under these facilities are collateralized by certain loans held for sale. The weighted average interest rate on outstanding borrowings under the warehouse facilities was 5.90% and 5.80% for the years ended December 31, 1998 and 1997, respectively.


8. LONG-TERM DEBT

SENIOR NOTES

         In March 1997, the Company sold to the public $300.0 million aggregate principal amount of 11.50% Senior Notes, due 2007 (the "Senior Notes") and received net proceeds of approximately $291.2 million. Each Senior Note included a detachable warrant, and such warrants when exercised entitle the holders to acquire an aggregate of 2,052,000 shares of the

Company's common stock. In October 1997, the warrants were detached from the Senior Notes and began trading separately from the Senior Notes. The warrants are exercisable at a price of $11.00 per share. Interest on the Senior Notes is payable semi-annually on March 15 and September 15 of each year, beginning September 15, 1997. The Senior Notes may not be redeemed prior to March 15, 2002. At any time on such date or thereafter, the Company may at its option elect to redeem the Senior Notes, in whole or in part, at a premium ranging from 105.75% to 101.92% of the principal amount of Senior Notes redeemed between the years 2002-2004, respectively, or 100% thereof on or after March 15, 2005, plus accrued interest to and including the redemption date. The Senior Notes are general, unsecured obligations of the Company and will rank pari passu in right of payment to all existing and future senior debt (as defined in the indenture governing the Senior Notes). Approximately $173.5 million of the net proceeds from the issuance of the Senior Notes was used to repurchase and covenant defease the Company's 13% Senior Term Notes (including a prepayment premium and accrued interest). The premium paid for the early extinquishment of debt (approximately $20.3 million) and the charge-off of remaining capitalized debt financing costs (approximately $3.2 million) were recognized and accounted for as an extraordinary item.

         In October 1997, the Company sold to the public an additional $75.0 million aggregate principal amount of Senior Notes having substantially the same terms as those issued in March 1997 (but no additional warrants) and received net proceeds of approximately $71.2 million.

SUBORDINATED NOTES

         Subordinated notes outstanding as of December 31, are as follows:

                (Dollars in thousands)                                  1998          1997
                                                                    ------------  ------------
                Senior subordinated notes, Series 1996-A.........    $  30,000     $  30,000
                Junior subordinated notes........................       21,898        20,772
                                                                    ------------  ------------
                                                                     $  51,898     $  50,772
                                                                    ------------  ------------
                                                                    ------------  ------------

         In March 1996, the Company sold to the public $30.0 million aggregate principal amount of its 10.125% Subordinated Notes, Series 1996-A due 2001 (the "Senior Subordinated Notes"). Interest on the Senior Subordinated Notes is payable monthly beginning May 15, 1996. The Senior Subordinated Notes could not be redeemed prior to May 15, 1998. At any time on such date or thereafter, the Company may at its option elect to redeem the Senior Subordinated Notes, in whole or in part, at 101.5% of the principal amount of Senior Subordinated Notes redeemed, or 100% thereof on or after May 15, 1999, plus accrued interest to and including the redemption date. The Senior Subordinated Notes are unsecured general obligations of the Company and are subordinated in right of payment to all existing and future Senior Debt (as defined in the indenture governing the Senior Subordinated Notes).

         In September 1994, the Company completed a shelf registration to issue up to $50.0 million of Junior Subordinated Notes. In August 1998, the Company increased its shelf registration to $100.0 million. The Junior Subordinated Notes are issued in minimum denominations of $1,000 and include extendible notes having maturities ranging from 90 days to one year from the date of issue and fixed term notes having maturities of one to ten years from date of issue. The Company may adjust interest rates on unsold notes prior to sale and on extendible notes at any roll-over date based on current market conditions. As of December 31, 1998, the weighted average maturity and interest rate of the Junior Subordinated Notes were 15.3 months and 9.69%, respectively.

         Maturities of long-term debt outstanding at December 31, 1998 were:

(Dollars in thousands)
YEAR ENDING
  1999.......................................................................................     $     9,115
  2000.......................................................................................           1,906
  2001.......................................................................................          35,089
  2002.......................................................................................             697
  2003.......................................................................................             907
  2004 and thereafter........................................................................         370,841
                                                                                                --------------
     Total...................................................................................     $   418,555
                                                                                                --------------
                                                                                                --------------

9.  COMMITMENTS AND CONTINGENCIES

        The Company leases furniture, fixtures and equipment under capital and operating leases with terms in excess of one year. Additionally, the Company leases its office space under operating leases. Total rent expense on operating leases was $13.4 million, $13.5 million and $4.7 million for the years ended December 31, 1998, 1997, and 1996, respectively.

     Future minimum lease payments required under capital and noncancelable operating leases with terms of one year or more, at December 31, 1998 were:

                                                                                    CAPITAL      OPERATING
 (Dollars in thousands)                                                              LEASES        LEASES
                                                                                   -----------  -----------
 YEAR ENDING
      1999.....................................................................     $  1,578     $ 12,581
      2000.....................................................................        1,329        8,494
      2001.....................................................................          876        6,639
      2002.....................................................................           83        3,159
      2003.....................................................................           11        1,401
      2004 and thereafter......................................................           -           781
                                                                                   -----------  -----------

                     Total.....................................................        3,877     $ 33,055
                                                                                                -----------
                                                                                                -----------
 Less amounts representing interest............................................         (493)
                                                                                   -----------

 Present value of net minimum lease payments...................................     $  3,384
                                                                                   -----------
                                                                                   -----------

     Under the terms of sales of automobile loans completed through securitization transactions, the Company may be obligated to repurchase certain automobile loans due to failure of the assets to meet specifically defined criteria. The Company may substitute other assets for those repurchased because of failure to meet the specifically defined criteria. The Company's potential obligation for defaulted automobile loans, if realized, is expected to be satisfied through the use of cash collateral accounts included in the securitization transactions. The Company may not substitute other assets for defaulted automobile loans.

10. SHAREHOLDERS' EQUITY

         The Company's authorized capital stock is 100,000,000 shares. The Company had reserved but unissued shares of authorized Common Stock at December 31, 1998, as follows:

Warrants.............................................................       2,103,214
Employee stock purchase plan.........................................         639,283
Stock options........................................................       6,989,102
                                                                       ---------------
                                                                            9,731,599
                                                                       ---------------
                                                                       ---------------

COMMON STOCK

         In March 1997, in connection with the issuance of $300.0 million of Senior Notes, the Company issued warrants to purchase an aggregate of 2,052,000 shares of the Company's Common Stock. The warrants were detached and began trading separately from the Senior Notes in October 1997. In April 1996, the Company completed a public offering of 8,050,000 shares of its Common Stock at $19.25 per share, including an over-allotment option of 1,050,000 shares. In April 1995, the Company completed a secondary public offering of 9,849,900 shares of its Common Stock at $10.00 per share including an over-allotment option of 1,284,900 shares and 65,000 shares pursuant to the exercise of warrants. Additionally, pursuant to demand registration rights of certain warrants issued by the Company between 1992 and 1994 in connection with its issuance of 11.75% Senior Secured and 9.875% Senior Subordinated Notes, the Company filed separate registration statements during April and October 1995, covering 213,000 and 3,871,364 shares of Common Stock, respectively, issuable upon exercise of the warrants for secondary sale at market should the holders decide to do so. During 1996, 1997 and 1998, 754,520 shares, 1,421,539 shares and 786 shares of Common Stock, respectively, had been issued in connection with the exercise of warrants for aggregate proceeds of $3.1 million, $5.9 million and $8,649, respectively. As of December 31, 1998, the Company had remaining warrants outstanding for the purchase of 2,103,214 shares of Common Stock at exercise prices ranging from $4.75 to $11.00 per share.

SHAREHOLDER RIGHTS PLAN

         In October 1996, the Board of Directors adopted a Shareholder Rights Plan in which Preferred Stock Purchase Rights were distributed as a dividend at the rate of one Right for each share of the Company's Common Stock held on November 22, 1996. The Rights expire on October 28, 2006. Each Right generally will entitle shareholders, in certain circumstances, to buy one-thousandth of a newly issued share of Class A Preferred Stock of the Company at an exercise price of $90.00 per share. In January 1998, the Company amended its Shareholder Rights Plan to increase the percentage of the Company's outstanding Common Stock a person or group must beneficially own to be deemed an Acquiring Person under the plan from 15% or more up to 18% or more. The Shareholders Rights Plan was further amended in November 1998 to increase the percentage of the Company 's outstanding Common Stock which a person or group must beneficially own to be deemed an Acquiring Person from 18% or more up to 20% or more. Under the amended Shareholder Rights Plan, if any person becomes an Acquiring Person, then each Right not owned by a 20% or more shareholder or certain related parties will generally entitle its holders to purchase, at the Right's then-current exercise price, shares of Common Stock (or, in certain circumstances as determined by the Board, cash, other property or other securities) having a value of twice the Right's exercise price. In addition, if, after any person has become an Acquiring Person the Company is involved in a merger or other business combination transaction with another person in which its Common Stock is changed or converted, or sells 50% or more of its assets or earning power to another person, each Right will entitle its holder to purchase, at the Right's then-current exercise price, shares of Common Stock of such other person having a value twice the Right's exercise price. The Company will generally be entitled to redeem the Rights at $.01 per Right at any time until the tenth day following public disclosure that a person or group has become an Acquiring Person under the Plan.


11. EMPLOYEE BENEFITS AND STOCK INCENTIVE PLANS

RESTRICTED STOCK ELECTION PLANS

         In July 1994 and December 1995, the Board of Directors of the Company adopted two separate Restricted Stock Election Plans (the "1994 Stock Election Plan" and the "1995 Stock Election Plan," respectively). The purpose of the Restricted Stock Election Plans is to reward management performance and to build each participant's equity interest in the stock of the Company by providing long-term incentives and rewards to officers and other key management employees of the Company and its subsidiaries. The Restricted Stock Election Plans allow certain employees of the Company to receive all or a portion of certain bonuses they are entitled to receive from the Company through the year 2000 in the form of shares of the Company's Common Stock. The Restricted Stock Election Plans authorize the granting of awards in the form of restricted shares of the Company's Common Stock, subject to certain risks of forfeiture which may be eliminated over time based upon achievement of certain performance criteria by the eligible employee and/or the Company. In January 1998, the Company's Compensation Committee approved the forfeiture, cancellation and reissuance of all then outstanding restricted shares under the 1995 Stock Election Plan as well as the concurrent grant of 153,923 additional restricted shares to certain plan participants. At such time the Compensation Committee also amended the 1994 Stock Election Plan to permit the accelerated vesting during the years 1998, 1999 and 2000 of restricted shares granted under such plan. In November, 1998, the Compensation Committee approved the forfeiture, cancellation and reissuance of all then outstanding restricted shares under the 1994 Stock Election Plan and the 1995 Stock Election Plan as well as the restructuring of grants to participants in those plans. The Board of Directors of the Company approved amendments to the 1994 Stock Election Plan and the 1995 Stock Election Plan to permit the actions taken by the Compensation Committee in January and November of 1998.

         A total of 800,000 shares of Common Stock are set aside for awards under the 1994 Stock Election Plan, of which, 508,623 shares have been granted and are outstanding under the plan, with 61,434 shares remaining subject to restriction at December 31, 1998. A total of 600,000 shares are set aside for awards under the 1995 Stock Election Plan, all of which, have been granted and remain outstanding. At December 31, 1998, the Company had committed to the granting of 2,732 additional shares under the 1995 Stock Election Plan, subject to shareholders' approval. At December 31, 1998, all shares under the 1995 Stock Election Plan remain subject to restrictions.

         In accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), the Company recorded deferred compensation as a reduction to shareholders' equity for the portion of the restricted stock award not yet earned. The deferred compensation will be amortized and recognized as compensation expense ratably over the shorter of the period in which management anticipates restrictions will be lifted or the maximum vesting period. In connection with the 1994 and 1995 Stock Election Plans, the Company recognized $0.7 million, $1.0 million and $1.0 million of compensation expense for the years ended December 31, 1998, 1997 and 1996, respectively.

EMPLOYEE STOCK PURCHASE PLAN

         In July 1993, the Company adopted an Employee Stock Purchase Plan (the "Plan"). This Plan is available to all employees, including officers, who are employed for at least 20 hours per week and more than five months in a calendar year. All employees are eligible except those who own and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of the capital stock of the Company. The participants purchase stock on each exercise date (June 30 and December 31).

         The exercise price is determined to be 85% of the lower of the Company's Common Stock on January 1, or on each exercise date. The Plan was amended in May 1998 to increase the number of shares of Common Stock available for issuance to 1,000,000 shares. As of December 31, 1998, an aggregate 360,717 shares of Common Stock have been issued to the Company's employees under the Plan. The Plan is noncompensatory and results in no expense to the Company.

DIRECTOR OPTION PLAN

         The 1992 Director Stock Option Plan (the "DSOP") provides for the automatic grant of options to purchase the Company's Common Stock to outside directors. Pursuant to amendments to the DSOP adopted January 28, 1998, on that date (i) each outside director received an option to purchase 25,000 shares; and (ii) the options granted to such outside directors in 1997 for 15,000 shares were cancelled on a prorata basis to reflect the change in the annual grant dates from the anniversary of the outside director's receipt of his or her initial grant to January 28th of each year. Pursuant to the DSOP as amended January 1998, each outside director will receive an option to purchase 25,000 shares on January 28th of each year he or she serves as an outside director up to a maximum of 250,000 shares to be issued to an outside director upon exercise of options granted under the DSOP. In January, 1999, the DSOP was amended to provide that commencing 1999 and continuting each year thereafter, the Compensation Committee of the Board will determine the number of option shares to be granted to each outside director for such year. During 1997, each outside director received options to purchase 25,000 shares in two separate grants (10,000 on January 2, 1997 and 15,000 on the anniversary date of the first grant under the plan to the director). The maximum aggregate number of shares of the Company's Common Stock which may be issued pursuant to the DSOP is 840,000. As of December 31, 1998, there were 330,125 options issued to outside directors under the DSOP that remained outstanding at exercise prices ranging from $5.13 to $21.50. At December 31, 1998, 1997 and 1996 there were 229,225 options, 160,000 options and 175,000 options, respectively, exercisable under the DSOP.

STOCK OPTION PLANS

         The Company has a Stock Option Plan (as amended, the "1990 Plan") which provides for the granting of incentive and nonqualified options to designated employees and non-employees, including consultants of the Company, to purchase up to a maximum of 5,000,000 shares of the Company's Common Stock. The 1990 Plan is administered by the Compensation Committee of the Board of Directors and has the authority and discretion to determine the employees, officers, directors and others who are to receive options, the type of option to be granted, the number of shares subject to each option and the exercise price of each option (not to be less than fair market value for incentive options). Options may not be granted under the 1990 Plan after January 17, 2001. The term of each option, which is fixed by the Compensation Committee, generally may not exceed ten years from the date the option is granted. On January 28, 1998, the Compensation Committee approved the cancellation and reissuance of options for 858,594 shares at an exercise price of $7.20 per share with a prorata three year vesting schedule. None of the canceled and reissued options were granted to the Company's Chief Executive Officer, Vice Chairman, or Executive Vice Presidents. The 1990 Plan is noncompensatory and results in no expense to the Company. At December 31, 1998, 1997 and 1996, there were 1,016,578 options, 1,138,724 options and 702,450 options, respectively, exercisable under the 1990 Plan.

         A summary of stock option activity under the 1990 Plan is as follows:

                                                                                OUTSTANDING OPTIONS
                                                         ------------------------------------------------------------------
                                                            RESERVED SHARES            NUMBER            PRICE PER SHARE
                                                         --------------------- ---------------------  ---------------------
 BALANCE, DECEMBER 31, 1995............................        2,000,000             1,290,971            $ 0.48 -- $16.19
   Granted.............................................               --               520,000             14.06 --  20.75
   Exercised...........................................               --              (116,749)             0.48 --   7.63
   Canceled............................................               --                    --                   --
                                                          --------------------- ---------------------  --------------------

 BALANCE, DECEMBER 31, 1996............................        2,000,000             1,694,222              0.48 --  20.75
   Authorized..........................................        3,000,000                    --                   --
   Granted.............................................               --               564,594              8.94 --  14.88
   Exercised...........................................               --               (72,106)             0.48 --   7.63
   Canceled............................................               --              (112,879)             7.63 --  16.19
                                                          --------------------- ---------------------  --------------------

 BALANCE, DECEMBER 31, 1997............................        5,000,000             2,073,831              0.48 --  20.75
   Granted.............................................               --             1,959,094              5.50 --   9.31
   Exercised...........................................               --              (133,537)             0.48 --   5.75
   Canceled............................................               --            (1,057,260)             6.00 --  20.75
                                                          --------------------- ---------------------  --------------------

 BALANCE, DECEMBER 31, 1998............................        5,000,000             2,842,128            $ 3.00 -- $16.19
                                                          --------------------- ---------------------  --------------------
                                                          --------------------- ---------------------  --------------------

         In addition to stock option activity under the 1990 Plan, in 1998, 1997 and 1996, the Company granted to a director options to purchase a total of 100,000 shares, 70,160 shares and 325,000 shares, respectively, of the Company's Common Stock under separate Non-statutory Stock Option Agreements. These options were granted in connection with such director's appointment as Chairman of the Executive Committee of the Board of Directors while the Company searched for a new chief executive officer in 1996 and in consideration for certain consulting arrangements entered into between the Company and the director and have exercise prices ranging from $5.13 to $17.38. Including agreements entered into prior to 1996 for 140,000 stock options, in aggregate, there were 635,160 options, 535,160 options, and 240,000 options, exercisable under such Non-statutory Stock Option Agreements at December 31, 1998, 1997 and 1996, respectively.

         Also in 1997, the Company granted the option to purchase 1,200,000 shares of the Company's Common Stock under a separately adopted stock option plan in connection with an employment agreement with its Chief Executive Officer. The options are exercisable at $14.88 per share, ratably over a three year period beginning in 1998.

         Effective January 1, 1996 the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 provides for companies to recognize compensation expense associated with stock-based compensation plans over the anticipated service period based on the fair value of the award on the date of grant. However, SFAS 123 allows companies to continue to measure compensation costs prescribed by APB
25. Companies electing to continue accounting for stock-based compensation plans under APB 25 must make pro forma disclosures of net income and earnings per share, as if SFAS 123 had been adopted. The Company has continued to account for stock-based compensation plans under APB 25. The pro forma disclosure of the effect of SFAS 123 on net income and earnings per share for the years ended December 31, is presented below. The fair value of the options was estimated at date of grant using a Black-Scholes option pricing model with the following assumptions for 1998, 1997, and 1996, respectively: weighted-average risk-free interest rate of 4.6%, 5.6%, and 6.7%, volatility factor of the expected market price of the Company's Common Stock of 89%, 71% and 68%, and option lives up to ten years. Fair value calculations assume no dividends will be paid on the Company's Common Stock.

(Dollars in thousands, expect per share data)                                             (RESTATED)      (RESTATED)
                                                                              1998           1997            1996
                                                                          -------------  -------------   -------------
Pro forma net income (loss)                                                 $(91,897)       $(67,503)      $46,047
Pro forma earnings (loss) per share:
  Basic..................................................................   $  (2.35)       $  (1.74)      $  1.49
  Diluted................................................................   $  (2.35)       $  (1.74)      $  1.29

         The weighted average fair value of options granted during 1998, 1997 and 1996 was $7.98, $8.75 and $13.53, respectively.

CASH SURRENDER VALUE OF LIFE INSURANCE

         In October 1995, the Company entered into split-dollar insurance agreements with certain employees of the Company. Under the terms of the agreements, the Company may pay the annual premium due on life insurance policies owned by the employee that build cash surrender value while also providing life insurance benefits for the employee. The Company is entitled to a refund of all previously paid premiums or the cash surrender value of the policy, whichever is lower, if the agreement or the policy is terminated. In the event of death of the insured, the Company will be entitled to a refund of all previously paid premiums. These policies had cash surrender values of $442,000 and $759,000 at December 31, 1998 and 1997, respectively. Beginning in 1997, the Company began to utilize the cash surrender value from the related life insurance policies to fund the premiums due on the policies.


12. INCOME TAXES

         The components of income tax expense (benefit) for the three years ended December 31, 1998 consist of the following:

 (Dollars in thousands)                                                                    (RESTATED)    (RESTATED)
                                                                               1998           1997          1996
                                                                          -------------   ------------  ------------
 Provision for deferred taxes:
   Federal...............................................................  $   (5,914)     $ (22,502)    $  25,678
   State.................................................................      (3,321)        (3,971)        4,531
                                                                          -------------   ------------  ------------

     Provision for income taxes..........................................      (9,235)       (26,473)       30,209
   Tax effect of extraordinary items.....................................         --          (9,700)          --
                                                                          -------------   ------------  ------------

     Applicable income tax expense (benefit), after extraordinary items..  $   (9,235)     $ (36,173)    $  30,209
                                                                          -------------   ------------  ------------
                                                                          -------------   ------------  ------------

         The reconciliation between income tax expense (benefit) and the amount computed by applying the statutory federal income tax rate of 35% for the three years ended December 31, 1998 is as follows:

 (Dollars in thousands)                                                                   (RESTATED)    (RESTATED)
                                                                               1998          1997          1996
                                                                           ------------  ------------  ------------
 Federal tax at statutory rate...........................................   $ (32,367)    $ (24,382)    $  28,419
 State income tax, net of federal benefit................................      (3,115)       (2,281)        3,418
 Change in valuation allowance...........................................      26,124           --            --
 Other...................................................................         123           190        (1,628)
                                                                           ------------  ------------  ------------

   Provision for income taxes............................................      (9,235)      (26,473)       30,209
 Tax effect of extraordinary items.......................................         --         (9,700)          --
                                                                           ------------  ------------  ------------

   Applicable income taxes, after extraordinary items....................   $  (9,235)    $ (36,173)    $  30,209
                                                                           ------------  ------------  ------------
                                                                           ------------  ------------  ------------
   Effective income tax rate.............................................      (10.0%)       (38.0%)         37.2%

           Deferred income taxes are provided for temporary differences between pretax income for financial reporting purposes and taxable income. The tax-effected temporary differences and carryforwards which comprise the significant components of the Company's deferred tax assets and liabilities as of December 31, are as follows:

 (Dollars in thousands)                                                                            (RESTATED)
                                                                                     1998             1997
                                                                                ---------------  ---------------
 Deferred Tax Assets:
   Securitization expenses....................................................   $    8,070       $    7,168
   Other......................................................................        5,188            2,347
    Net operating loss carryforwards (expiring 2008-2018).....................       86,517           61,793
                                                                                ---------------  ---------------
     Gross deferred tax assets................................................       99,775           71,308
   Less valuation allowance...................................................      (26,124)              --
                                                                                ---------------  ---------------
     Net deferred tax asset...................................................       73,651           71,308
                                                                                ---------------  ---------------
 Deferred Tax Liabilities:
   Gain on securitizations....................................................      (72,137)         (78,379)
   Unrealized gain on finance income receivable...............................           --           (2,271)
   Other......................................................................       (1,514)          (2,164)
                                                                                ---------------  ---------------
     Gross deferred tax liabilities...........................................      (73,651)         (82,814)
                                                                                ---------------  ---------------
     Net deferred tax liability...............................................   $       --       $  (11,506)
                                                                                ---------------  ---------------
                                                                                ---------------  ---------------

         At December 31, 1998, the Company has net operating loss carryforwards for federal income tax purposes of approximately $227.7 million which are available to offset future federal taxable income and expire no earlier than 2008. Due to the uncertainty of the realization of the net operating loss carryforward, the Company established a valuation allowance against the carryforward benefit in the amount of $26.1 million. The timing of the realization of the benefits related to a portion of the income tax net operating loss carryforwards is limited on an annual basis under Section 382 of the Internal Revenue Code.


13. DERIVATIVE ACTIVITIES AND OFF-BALANCE SHEET RISK

         During the three years ended December 31, 1998, the Company entered into several hedging transactions to manage its gross interest rate spread on loans held for sale. The Company agreed to sell forward U.S. Treasuries and forward U.S. Treasury rate locks that most closely parallel the average life of its anticipated securitization transactions. Hedging gains and losses are recognized as a component of the gain on sale of loans on the date such loans are sold. As of December 31, 1998 and 1997, the Company had entered into the following agreements to sell forward two year U.S. Treasuries:

 (Dollars in thousands)                                                                 1998              1997
                                                                                  ----------------  ----------------
 Notional amount outstanding...................................................    $        -        $  800,000
 Unrealized gains (losses) on outstanding hedging transactions.................    $        -        $   (6,071)

         Net realized hedging gains (losses) during the three year period ended December 31 1998 were:

 (Dollars in thousands)                                                         1998           1997           1996
                                                                           -------------  -------------  -------------
 Realized gains (losses)................................................    $  (21,559)    $   (8,709)    $     (349)


14. FAIR VALUE OF FINANCIAL INSTRUMENTS

         Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" ("SFAS 107") requires the disclosure of estimated fair values of all asset, liability and off-balance sheet financial instruments. Fair value estimates under SFAS 107 are determined as of a specific point in time utilizing various assumptions and estimates.

         The estimated carrying values, fair values and various methods and assumptions used in valuing the Company's financial instruments as of December 31, 1998 and 1997 are set forth below:

                                                                                (RESTATED)
                                                        1998                       1997
                                             --------------------------  --------------------------
                                               CARRYING        FAIR        CARRYING        FAIR
                                                 VALUE         VALUE         VALUE         VALUE
                                             ------------  ------------  ------------  ------------
         (Dollars in thousands)

         Financial assets:
            Cash and cash equivalents......   $  10,827     $  10,827     $  17,274     $  17,274
            Due from securitization trust..      62,081        62,081       107,207       107,207
            Auto loans held for sale.......      17,899        17,899        49,133        49,133
            Finance income receivable......     587,946       587,946       602,454       602,454

         Financial liabilities:
            Amounts due under warehouse
                facilities.................           -             -        30,880        30,880
            Senior notes...................     366,657       273,750       365,640       372,113
            Senior subordinated notes......      30,000        22,500        30,000        28,800
            Junior subordinated notes......      21,898        21,898        20,772        20,772

CASH AND CASH EQUIVALENTS, DUE FROM SECURITIZATION TRUST, AMOUNTS DUE UNDER WAREHOUSE FACILITIES AND JUNIOR SUBORDINATED NOTES. Due to the nature of these accounts, carrying value approximates fair value.

FINANCE INCOME RECEIVABLE. The fair value is determined in accordance with SFAS 125.

SENIOR NOTES AND SENIOR SUBORDINATED NOTES. The fair value is determined using available market quotes.

15. EARNINGS PER SHARE

         The following table sets forth the computation of basic and diluted earnings per share:

 (Dollars in thousands, except per share amounts)                                (RESTATED)          (RESTATED)
                                                                1998                1997                1996
                                                           ---------------    ----------------    ----------------
 Numerator:
  Net income (loss) before extraordinary items..........      $ (83,241)         $ (43,190)         $   50,987
  Preferred dividends...................................         --                  --                 (1,153)
                                                           ---------------    ----------------    ----------------
  Numerator for basic earnings per share - income
   (loss) before extraordinary items available to
        common stockholders.............................        (83,241)           (43,190)             49,834
  Effect of dilutive securities:
   Preferred Stock Dividends............................         --                 --                   1,153
                                                           ---------------    ----------------    ----------------
  Numerator for diluted earnings per share - income
   (loss) before extraordinary items available to
        common shareholders after assumed conversions...      $ (83,241)         $ (43,190)         $   50,987
                                                           ---------------    ----------------    ----------------
                                                           ---------------    ----------------    ----------------
 Denominator:
  Denominator for basic earnings per share - weighted
   average shares.......................................     39,071,412         38,700,346          30,897,426

  Effect of dilutive securities:
   Options and Warrants (1).............................         --                 --               2,484,195
   Convertible Exchangeable Preferred Stock.............         --                 --               3,068,374
                                                           ---------------    ----------------    ----------------

  Dilutive potential common shares......................         --                 --               5,552,569
                                                           ---------------    ----------------    ----------------

   Denominator for diluted earnings per share -
    adjusted weighted average shares and assumed
     conversions........................................     39,071,412         38,700,346          36,449,995
                                                           ---------------    ----------------    ----------------
                                                           ---------------    ----------------    ----------------

  Basic earnings (loss) per share before
   extraordinary items..................................     $    (2.13)        $    (1.12)         $     1.61
                                                           ---------------    ----------------    ----------------
                                                           ---------------    ----------------    ----------------

  Diluted earnings (loss) per share before
   Extraordinary items..................................     $    (2.13)        $    (1.12)         $     1.40
                                                           ---------------    ----------------    ----------------
                                                           ---------------    ----------------    ----------------

---------------------
(1) At December 31, 1998 and 1997, there were options and warrants outstanding to purchase an aggregate 7.1 million and 6.2 million common shares, respectively. All of these potential common shares have been excluded from the computation of diluted earnings per share because their inclusion would have been anti-dilutive.


16. UNAUDITED SELECTED QUARTERLY DATA

         FOURTH QUARTER RESULTS OF OPERATIONS

         The Company purchased $466.5 million of automobile loans in the fourth quarter of 1998 compared to $582.1 million for the same period in 1997, and securitized $483.6 million in 1998 compared to $587.8 million in 1997. Net income in the fourth quarter of 1998 was $5.0 million compared to $4.7 million in 1997. During the fourth quarter of 1998, the Company changed its accounting policy with respect to the valuation and accounting for its finance income receivable to the "cash-out" method and, accordingly, has restated the following quarterly financial statements (see Note 2 for additional discussion).

                             ARCADIA FINANCIAL LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. UNAUDITED SELECTED QUARTERLY DATA (CONTINUED)


                                                                          -----------------------------------------
(Dollars in thousands except per share amounts)                                                    (RESTATED)
                                                                           DECEMBER 31, 1998   SEPTEMBER 30, 1998
                                                                          ------------------- --------------------
REVENUES:
Net interest margin.....................................................   $    18,274        $      22,675
Gain on sale of auto loans..............................................        21,132               20,667
Service fee income......................................................        21,929               21,236
                                                                          ------------------- --------------------
  Total revenues........................................................        61,335               64,578

EXPENSES:
Salaries and benefits...................................................        16,171               15,658
General and administrative and other operating expenses.................        27,138               27,695
Long-term debt and other interest expense...............................        13,053               12,926
                                                                          ------------------- --------------------


  Total expenses........................................................        56,362               56,279
                                                                          ------------------- --------------------


Operating income (loss) before income tax and extraordinary item........         4,973                8,299
Income tax provision (benefit)..........................................            --                   --
                                                                          ------------------- --------------------


Income (loss) before extraordinary item.................................         4,973                8,299
Extraordinary item, net of tax..........................................            --                   --
                                                                          ------------------- --------------------


  Net income (loss).....................................................   $     4,973        $       8,299
                                                                          ------------------- --------------------
                                                                          ------------------- --------------------
BASIC EARNINGS PER SHARE:
Income (loss) per share before extraordinary item.......................   $      0.13        $        0.21
Extraordinary item per share............................................            --                   --
                                                                          ------------------- --------------------

  Net income (loss) per share...........................................   $      0.13        $        0.21
                                                                          ------------------- --------------------
                                                                          ------------------- --------------------
DILUTED EARNINGS PER SHARE:
Income (loss) per share before extraordinary item.......................   $      0.13        $        0.21
Extraordinary item per share............................................            --                   --
                                                                          ------------------- --------------------

  Net income (loss) per share...........................................   $      0.13        $        0.21
                                                                          ------------------- --------------------
                                                                          ------------------- --------------------
 Weighted average shares outstanding:
  Basic.................................................................    39,156,888           39,142,050
  Diluted...............................................................    39,183,495           39,279,813


                                                                                   QUARTER ENDED
                                                                          ----------------------------------------------------
(Dollars in thousands except per share amounts)                              (RESTATED)      (RESTATED)        (RESTATED)
                                                                           JUNE 30, 1998   MARCH 31, 1998   DECEMBER 31, 1997
                                                                          --------------- ---------------- -------------------
REVENUES:
Net interest margin.....................................................   $   20,971      $    19,947      $     20,311
Gain on sale of auto loans..............................................      (87,298)          27,000            21,310
Service fee income......................................................       20,184           19,666            20,335
                                                                          --------------- ---------------- -------------------
  Total revenues........................................................      (46,143)          66,613            61,956

EXPENSES:
Salaries and benefits...................................................       15,773           17,347            15,933
General and administrative and other operating expenses.................       38,918           28,487            25,815
Long-term debt and other interest expense...............................       12,908           12,785            12,574
                                                                          --------------- ---------------- -------------------


  Total expenses........................................................       67,599           58,619            54,322
                                                                          --------------- ---------------- -------------------


Operating income (loss) before income tax and extraordinary item........     (113,742)           7,994             7,634
Income tax provision (benefit)..........................................      (12,273)           3,038             2,901
                                                                          --------------- ---------------- -------------------


Income (loss) before extraordinary item.................................     (101,469)           4,956             4,733
Extraordinary item, net of tax..........................................           --               --                --
                                                                          --------------- ---------------- -------------------


  Net income (loss).....................................................   $ (101,469)     $     4,956      $      4,733
                                                                          --------------- ---------------- -------------------
                                                                          --------------- ---------------- -------------------
BASIC EARNINGS PER SHARE:
Income (loss) per share before extraordinary item.......................   $    (2.60)     $      0.13      $       0.12
Extraordinary item per share............................................           --               --                --
                                                                          --------------- ---------------- -------------------

  Net income (loss) per share...........................................   $    (2.60)     $      0.13      $       0.12
                                                                          --------------- ---------------- -------------------
                                                                          --------------- ---------------- -------------------
DILUTED EARNINGS PER SHARE:
Income (loss) per share before extraordinary item.......................   $    (2.60)     $      0.13      $       0.12
Extraordinary item per share............................................           --               --                --
                                                                          --------------- ---------------- -------------------

  Net income (loss) per share...........................................   $    (2.60)     $      0.13      $       0.12
                                                                          --------------- ---------------- -------------------
                                                                          --------------- ---------------- -------------------
 Weighted average shares outstanding:
  Basic.................................................................   38,966,697       38,988,885        38,806,897
  Diluted...............................................................   38,966,697       39,360,968        39,242,445


                                                                           -----------------------------------------------------
(Dollars in thousands except per share amounts)                                 (RESTATED)         (RESTATED)      (RESTATED)
                                                                            SEPTEMBER 30, 1997   JUNE 30, 1997   MARCH 31, 1997
                                                                           -------------------- --------------- ----------------
REVENUES:
Net interest margin.....................................................    $     21,179         $   20,821       $    18,058
Gain on sale of auto loans..............................................          23,954             21,672           (81,831)
Service fee income......................................................          17,748             16,061            13,952
                                                                           -------------------- --------------- ----------------
  Total revenues........................................................          62,881             58,554           (49,821)

EXPENSES:
Salaries and benefits...................................................          16,230             15,115            14,478
General and administrative and other operating expenses.................          24,471             23,810            26,165
Long-term debt and other interest expense...............................          10,400             10,651             7,591
                                                                           -------------------- --------------- ----------------


  Total expenses........................................................          51,101             49,576            48,234
                                                                           -------------------- --------------- ----------------


Operating income (loss) before income tax and extraordinary item........          11,780              8,978           (98,055)
Income tax provision (benefit)..........................................           4,476              3,412           (37,262)
                                                                           -------------------- --------------- ----------------


Income (loss) before extraordinary item.................................           7,304              5,566           (60,793)
Extraordinary item, net of tax..........................................              --                 --           (15,828)
                                                                           -------------------- --------------- ----------------


  Net income (loss).....................................................    $      7,304         $    5,566      $    (76,621)
                                                                           -------------------- --------------- ----------------
                                                                           -------------------- --------------- ----------------
BASIC EARNINGS PER SHARE:
Income (loss) per share before extraordinary item.......................    $       0.19         $     0.14      $      (1.59)
Extraordinary item per share............................................              --                 --             (0.41)
                                                                           -------------------- --------------- ----------------

  Net income (loss) per share...........................................    $       0.19         $     0.14      $      (2.00)
                                                                           -------------------- --------------- ----------------
                                                                           -------------------- --------------- ----------------
DILUTED EARNINGS PER SHARE:
Income (loss) per share before extraordinary item.......................    $       0.19         $     0.14      $      (1.59)
Extraordinary item per share............................................              --                 --             (0.41)
                                                                           -------------------- --------------- ----------------

  Net income (loss) per share...........................................    $       0.19         $     0.14      $      (2.00)
                                                                           -------------------- --------------- ----------------
                                                                           -------------------- --------------- ----------------
 Weighted average shares outstanding:
  Basic.................................................................      38,740,078         38,702,011        38,358,743
  Diluted...............................................................      39,231,962         39,182,748        38,358,743

                             ARCADIA FINANCIAL LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (Dollars in thousands)                                                   (RESTATED)         (RESTATED)       (RESTATED)
                                                DECEMBER 31, 1998    SEPTEMBER 30, 1998    JUNE 30, 1998    MARCH 31, 1998
                                               -------------------  --------------------  ---------------  ----------------
ASSETS
Cash and cash equivalents....................    $    10,827          $      6,328          $   8,160        $   6,387
Due from securitization trust................         62,081                98,384            133,551          122,223
Auto loans held for sale.....................         17,899                20,045             15,480           20,582
Finance income receivable....................        587,946               592,951            554,629          655,338
Other assets.................................         48,930                47,468             46,981           48,514
                                               -------------------  --------------------  ---------------  ----------------
  Total assets...............................    $   727,683          $    765,176          $ 758,801        $ 853,044
                                               -------------------  --------------------  ---------------  ----------------
                                               -------------------  --------------------  ---------------  ----------------

LIABILITIES & EQUITY
Amounts due under warehouse facilities.......    $        -           $    57,843           $  53,962        $  53,919
Senior notes.................................        366,657              366,403             366,149          365,894
Subordinated notes...........................         51,898               48,902              49,681           49,845
Capital lease obligations....................          3,384                3,735               4,366            4,982
Deferred income taxes........................             -                    -                   -            15,313
Accounts payable and accrued liabilities.....         36,935               25,718              39,368           20,437
Shareholders' equity.........................        268,809              262,575             245,275          342,654
                                               -------------------  --------------------  ---------------  ----------------
  Total liabilities and equity...............   $    727,683         $    765,176           $ 758,801        $ 853,044
                                               -------------------  --------------------  ---------------  ----------------
                                               -------------------  --------------------  ---------------  ----------------


 (Dollars in thousands)                             (RESTATED)           (RESTATED)          (RESTATED)        (RESTATED)
                                                DECEMBER 31, 1997    SEPTEMBER 30, 1997    JUNE 30, 1997    MARCH 31, 1997
                                               -------------------  --------------------  ---------------  ----------------
ASSETS
Cash and cash equivalents....................    $     17,274         $      17,720         $   28,135       $   23,596
Due from securitization trust................         107,207               149,430            168,211          157,694
Auto loans held for sale.....................          49,133                55,630             47,472           40,037
Finance income receivable....................         602,454               560,647            505,763          439,998
Other assets.................................          49,854                46,167             48,569           50,723
                                               -------------------  --------------------  ---------------  ----------------
  Total assets...............................    $    825,922         $     829,594         $  798,150       $  712,048
                                               -------------------  --------------------  ---------------  ----------------
                                               -------------------  --------------------  ---------------  ----------------

LIABILITIES & EQUITY
Amounts due under warehouse facilities.......    $     30,880         $     126,263         $  97,722        $   30,927
Senior notes.................................         365,640               291,886           291,671           291,457
Subordinated notes...........................          50,772                51,294            51,742            52,804
Capital lease obligations....................           5,368                 5,942             6,583             7,218
Deferred income taxes........................          11,506                 7,977             2,526            (1,776)
Accounts payable and accrued liabilities.....          26,302                16,495            27,986            18,940
Shareholders' equity.........................         335,454               329,737           319,920           312,478
                                               -------------------  --------------------  ---------------  ----------------
  Total liabilities and equity...............    $    825,922         $     829,594         $ 798,150        $  712,048
                                               -------------------  --------------------  ---------------  ----------------
                                               -------------------  --------------------  ---------------  ----------------





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